UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):   October 21, 2004

Electronic Data Systems Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

01-11779	75-2548221

(Commission File Number)	(IRS Employer Identification No.)

5400 Legacy Drive, Plano, Texas	75024

(Address of Principal Executive Offices)	(Zip Code)

(972) 604-6000

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 -Financial Information

Item 2.05  Costs Associated with Exit or Disposal Activities

On October 21, 2004, the Board of Directors of Electronic Data Systems Corporation ("EDS") approved a voluntary early retirement offer to approximately 9,200 eligible U.S. employees.  To cover program costs, EDS expects to take a pre-tax charge of approximately $150 million in the quarter ending December 31, 2004, assuming a 50 percent employee acceptance rate.  Approximately $20 million of the charge is expected to be in cash, paid primarily in 2005 for the continuation of health care benefits, with the remainder related to increased pension liabilities and accelerated vesting of equity compensation.

Section 7 - Regulation FD

Item 7.01   Regulation FD Disclosure

On October 25, 2004, EDS confirmed its prior full-year 2004 guidance of $20 billion - $21 billion in revenue, 20 cents - 30 cents per share in pro forma earnings and free cash flow of $200 million - $300 million.  The pro forma earnings guidance excludes gains on divestitures, previously disclosed restructuring charges, discontinued operations (UGS PLM Solutions), charges related to the termination of EDS' "other commercial contract," fourth quarter charges related to the early retirement offer referred to in Item 2.02 above, and any impact of a possible impairment of assets related to EDS' Navy Marine Corps Intranet contract.  Reference is made to Management's Discussion and Analysis of Financial Condition and Results of Operation in EDS' Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 for a discussion of a discussion of free cash flow.

The foregoing statements regarding EDS' full-year financial guidance are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond EDS' control, which could cause actual results to differ materially from such statements. These include, but are not limited to, the performance of current and future client contracts in accordance with EDS' cost, revenue and cash flow estimates, including EDS' ability to achieve any operational efficiencies in its estimates; EDS' ability to recover its investment in certain client contracts, including in particular contracts involving the construction of new computer systems and communications networks or the development and deployment of new technologies for which there may exist substantial performance risk and with respect to which some or all elements of service delivery may be dependent upon EDS' successful completion of the development, construction and deployment phases; for contracts with U.S federal government clients, including EDS' Navy Marine Corps Intranet contract, the government's ability to cancel the contract or impose additional terms and conditions due to changes in government funding, or deployment schedules, military action or otherwise; EDS' ability to access the capital markets, including its ability to obtain capital leases, surety bonds and letters of credit, to arrange new client supported financing transactions or similar facilities and continue to access existing facilities; the impact of rating agency actions on EDS' business, including its ability to access capital and its cost of capital as well as the impact of such actions on EDS' agreements that contain debt rating triggers; the impact of third-party benchmarking provisions in certain client contracts; the impact on a historical and prospective basis of accounting rules and pronouncements; the impact of claims, litigation and governmental investigations; the success of EDS' strategic reorganization and cost cutting initiatives and the timing and amount of any resulting benefits; the impact of acquisitions and divestitures; EDS' ability to attract and retain highly skilled personnel; a reduction in the carrying value of EDS' assets; the impact of a bankruptcy or the financial difficulty of a significant client on the financial and other terms of EDS' agreements with that client; the expiration or termination of a significant client contract, including EDS' contract with General Motors Corporation; with respect to the funding of EDS' pension plan obligations, the performance of EDS' investments relative to its assumed rate of return; changes in tax laws and interpretations, competition in the industries in which EDS conducts business and the impact of competition on pricing, revenues and margins; the impact of general economic and other conditions on the discretionary spend of EDS' existing clients and EDS' ability to obtain new business; the degree to which third parties continue to outsource IT and business processes and failure to obtain treaty relief from double taxation; failure to obtain or protect intellectual property rights; and fluctuations in foreign currency, exchange rates and interest rates. EDS disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                                                   ELECTRONIC DATA SYSTEMS CORPORATION

October 25, 2004                                                                                                      By:   /s/ ROBERT H. SWAN

                                                                                                                                           Robert H. Swan, Executive Vice
                                                                                                                                           President and Chief Financial Officer

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